Exhibit 5.1
[Letterhead of Jones Day]
October 12, 2010
Alon USA Energy, Inc.
7616 LBJ Freeway, Suite 300
Dallas, Texas 75251

Re:	Registration Statement on Form S-1 (Commission No. 333-169583)
filed by Alon USA Energy, Inc.
Ladies and Gentlemen:
     We have acted as special counsel to Alon USA Energy, Inc., a Delaware corporation (the “Company”), in connection with the proposed underwritten offering (the “Offering”) by the Company of shares of the Company’s 8.75% Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), as contemplated by the Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into between the Company and Deutsche Bank Securities (the “Underwriter”) and in connection with the registration and issuance of the (a) Series A Preferred Stock; (b) underlying shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable upon conversion of the shares of Series A Preferred Stock (the “Underlying Stock”); and (c) shares of Common Stock issuable, at the election of the Company and in accordance with the terms of the Series A Preferred Stock, in payment of dividends (the “Dividends”) in respect of the Series A Preferred Stock (the “Dividend Stock”), in each case as contemplated by the Registration Statement on Form S-1 to which this opinion has been filed as an exhibit (the “Registration Statement”). The Series A Preferred Stock, the Underlying Stock and the Dividend Stock are collectively referred to herein as the “Securities.”
     In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:
1.	The Series A Preferred Stock has been authorized by all necessary corporate action of the Company and, when issued and delivered to the Underwriter pursuant to the terms of the Underwriting Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.

2.	The Underlying Stock initially issuable upon conversion of the Series A Preferred Stock has been authorized by all necessary corporate action of the Company and, when issued and delivered upon conversion of Series A Preferred Stock pursuant to the terms and conditions of the Series A Preferred Stock, will be validly issued, fully paid and nonassessable.

3.	Upon Dividends being declared by all necessary corporate action of the Company out of funds legally available therefor, the Dividend Stock will be authorized by all necessary corporate action of the Company and when issued pursuant to such declaration, will be validly issued, fully paid and nonassessable.

     In rendering foregoing opinions, we have assumed that (a) the Registration Statement, and any amendments thereto, will have become effective under the Securities Act of 1933 (the “Securities Act”); (b) the Underwriting Agreement will be duly executed and delivered by the Company and the Underwriter; (c) the resolutions authorizing the Company to issue, offer and sell the Securities as adopted by the Company’s board of directors will be in full force and effect at all times at which the Securities are issued, offered or sold by the Company; (d) the definitive terms of the Series A Preferred Stock will have been established in accordance with the authorizing resolutions adopted by the Company’s board of directors (or an authorized committee thereof), the Company’s amended and restated certificate of incorporation and applicable law; and (e) the Securities will have been authorized and reserved for issuance, in each case within the limits of the then remaining authorized but unissued and unreserved amounts of such capital stock.
     The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect and we express no opinion as to the effect of the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,
/s/ Jones Day
JONES DAY

2